Exhibit (d)(4)

EXPENSE ASSUMPTION AGREEMENT

This AMENDED AND RESTATED EXPENSE ASSUMPTION AGREEMENT (this “Agreement”) is made as of this 1st day of November, 2021, as amended and restated as of December 6, 2021, by and between Allspring Funds Trust (the “Trust”), a Delaware statutory trust, for itself and on behalf of its series now or hereafter identified on Schedule A (each, a “Fund” and collectively, the “Funds”), and Allspring Funds Management, LLC, a Delaware limited liability company (“Funds Management” or the “Manager”).

WHEREAS, this Expense Assumption Agreement amends and replaces the agreement dated November 1, 2021 previously entered into by and between the parties;

WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Funds are series thereof; and

WHEREAS, Funds Management serves as investment manager and administrator to each of the Funds pursuant to an investment management agreement (the “Investment Management Agreement”) and a class-level administration agreement; and

WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interests of the Funds for the Manager to absorb and pay or reimburse the expenses of each Fund as and to the extent provided in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1.         Expense Limitation. The Manager shall absorb and pay or reimburse all ordinary operating expenses of each Fund, including but not limited to fees payable for:

a)	services provided by the Fund’s investment adviser, administrator and distributor, if any;
b)	services provided by the Fund’s independent public accountants, transfer agent, custodian, fund accountant, shareholder servicing agent(s) and dividend disbursing agent(s),
c)	ordinary legal services, including services that arise in the ordinary course of business for an open-end management investment company,
d)	services of obtaining quotations for calculating the value of each Fund’s net assets,
e)	services incident to meetings of the Fund’s shareholders, the preparation and mailing of prospectuses and reports of the Fund to its shareholders, the filing of reports with regulatory bodies, the Fund’s pro rata share of the cost of maintenance of the Trust’s existence and qualification to do business, the Fund’s pro rata share of the cost of meetings of the Board of Trustees, including its pro rata share of compensation payable by the Trust to the Trustees in their capacity as such, and the registration or qualification of shares with federal and state securities authorities,
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f)	the Fund’s pro rata portion of the premium payable for the fidelity bond required by Section 17(g) of the 1940 Act and for any Errors and Omissions Liability policy providing for coverage of the Trusts’ trustees and officers,
g)	any commitment fees payable for the Fund’s participation in a line of credit,
h)	services in connection with establishing the Funds and offering shares of the Funds, but excluding portfolio transaction or other investment-related costs (e.g., commissions), fees payable for services provided by the Fund’s securities lending agent, interest, taxes, leverage expenses (as defined below), and other expenses not incurred in the ordinary course of the Funds’ business. For the purposes of this Agreement, leverage expenses shall mean fees, costs and expenses incurred by a Fund’s use of leverage (including, without limitation, expenses incurred by a Fund in creating, establishing and maintaining leverage through borrowings), and
i)	underlying fund fees and expenses incurred as a result of investments in such underlying funds, if any.

2.       Duration. This Agreement shall become effective on its execution date and shall remain in full force and effect indefinitely until terminated pursuant to the provisions in Paragraph 3.

3.       Termination of Agreement. This Agreement shall terminate automatically upon termination of the Investment Management Agreement in accordance with its terms, and otherwise may only be terminated by mutual agreement of both parties. The Manager shall be obligated to absorb and pay or reimburse ordinary expenses incurred prior to such termination of the Investment Management Agreement.

4.       Modification; Amendment. No modification or amendment to this Agreement shall be binding unless in writing and executed by the Manager or the Trust. Notwithstanding the foregoing, the parties hereby agree that Schedule A may be amended or supplemented by having the Manager and the Trust execute an updated Schedule, without having such action constitute a modification or amendment to this Agreement.

5.       Tax Treatment. The Trust and the Manager desire that the provisions of this Agreement do not adversely affect a Fund’s status as a “regulated investment company” under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), do not interfere with a Fund’s ability to compute its taxable income under Code Section 852, do not adversely affect the status of the distributions a Fund makes as deductible dividends under Code Section 562, and do comply with the requirements of Revenue Procedure 99-40 (or any successor pronouncement of the Internal Revenue Service) to the extent applicable.

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6.       Miscellaneous.

6.1       The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

6.2       Nothing herein shall be deemed to require the Trust or a Fund to take any action contrary to the Trust’s declaration of trust or by-laws, or similar governing document, an applicable prospectus or statement of additional information, or any applicable statutory or regulatory requirement, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

6.3       Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Investment Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Investment Management Agreement or the 1940 Act.

6.4       If any provision of this Agreement is declared to be prohibited or unenforceable, the remaining provisions of this Agreement shall continue to be valid and fully enforceable.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ALLSPRING FUNDS trust,
for itself and on behalf of its series
listed on Schedule A hereto

By:
Name:	Matthew Prasse
Title:	Secretary

ALLSPRING FUNDS Management, LLC

By:
Name:	Andrew Owen
Title:	President and CEO
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SCHEDULE A

EXPENSE ASSUMPTION AGREEMENT

ALLSPRING FUNDS TRUST

This Agreement applies to each of the following Series:

Allspring Managed Account CoreBuilder® Shares - Series CP

Allspring Managed Account CoreBuilder® Shares – Series EM

Allspring Managed Account CoreBuilder® Shares – Series EPI

Allspring Managed Account CoreBuilder® Shares - Series M

Amended: June 20,2023

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